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                                                                EXHIBIT 4.1


                           U.S. HOME CORPORATION

                      NON-EMPLOYEE DIRECTOR STOCK PLAN


                  1. Name of Plan. This plan shall be known as the "U.S. Home Corporation Non-Employee Director Stock Plan" and is hereinafter referred to as the "Plan."

                  2. Purposes of Plan. The purposes of the Plan are to enable U.S. Home Corporation, a Delaware corporation (the "Company"), to attract and retain qualified persons to serve as Directors of the Company ("Directors"), to enhance the equity interest of Directors in the Company, to solidify the common interests of its Directors and stockholders, and to encourage the highest level of Director performance by providing such Directors with a proprietary interest in the Company's performance and progress, by awarding them annually shares of the Company's common stock, par value $0.01 per share (the "Stock").

                  3. Effective Date and Term. The Plan shall be effective as of April 23, 1997, provided that it is approved by the Company's stockholders at the annual meeting thereof (each such meeting, an "Annual Meeting") in 1998. The Plan shall remain in effect until terminated by action of the Board of Directors of the Company (the "Board"), or until no shares of Stock remain available under the Plan, if earlier.

                  4. Eligible Participants. Each Director shall be a participant ("Participant") in the Plan during such period as such individual remains a Director and is not an employee of the Company or any of its subsidiaries.

                  5. Receipt of Stock. (a) Upon stockholder approval of the Plan at the Annual Meeting held in 1998, Participants (i) who were elected as Directors at the 1997 Annual Meeting will be issued a number of shares (rounded to the nearer whole share) of Stock equal to $26,000, divided by the closing price of the Stock on the New York Stock Exchange on the date of the 1997 Annual Meeting, and (ii) who are elected as Directors at the 1998 Annual Meeting will be issued a number of shares (rounded to the nearer whole share) of Stock equal to $26,000, divided by the closing price of the Stock on the New York Stock Exchange on the date of the 1998 Annual Meeting.


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(b) On the date of election as a Director at each subsequent Annual Meeting
(or special meeting in lieu of an Annual Meeting), each Participant shall receive as compensation for services as a Director for the succeeding year the number of shares (rounded to the nearer whole share) of Stock equal to the annual cash retainer payable to each Director for such year, divided by the closing price of the Stock on the New York Stock Exchange on the date of such election; provided, that so long as the Company's Class B Warrants are outstanding, the closing price for the foregoing calculation shall not be less than 95% of the Current Market Price (as defined in the Warrant Agreement relating to such Class B Warrants). If the Stock is not traded on such Exchange at the time of issuance, the Committee (as defined in Section
11) shall determine the value of the Stock in good faith.

                   (c) Participants elected or appointed other than at an Annual Meeting (or special meeting in lieu of an Annual Meeting) will be issued a pro rata number of shares of Stock based upon the number of months to be served in the year between Annual Meetings. After approval of the Plan by the Company's stockholders, Participants who voluntarily resign or become employed by the Company prior to the April 15th immediately following the issuance of such shares will forfeit their shares of Stock. Participants ceasing to be a Director for any other reason, including the death or disability of such Participant, will forfeit a pro rata number of shares of Stock based upon the number of months served in the year between Annual Meetings. If the Annual Meeting (or special meeting in lieu of an Annual Meeting) at which the shares are issued is held earlier than April 15th, then the Director must serve until April 15th of the following year.

                  (d) Other than shares issued pursuant to Section 5(a)(i), Participants may not transfer, sell, pledge, assign, encumber or otherwise dispose of shares issued pursuant to this Plan until the April 15th which immediately follows the issuance of such shares, or the date on which Participants cease to be Directors, if earlier; provided, that, if the Annual Meeting (or special meeting in lieu of an Annual Meeting) is held earlier than April 15th, then shares issued at such meeting pursuant to this Plan will be so restricted until April 15th of the following year; and provided further, that a Participant may transfer shares to his or her spouse or issue or any trust for the benefit of such Participant, his or her spouse or issue, so long as such transferee shall take and hold such shares subject to all obligations and restrictions of this Plan, including, but not limited to, the forfeiture provisions of paragraph (c) above and the absolute transfer restriction set forth in the preceding provisions of this paragraph.


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                  6.  Delivery  of  Stock.  The  shares  of Stock  shall be
delivered as soon as practicable after the date of such Participant's election or appointment.

                  7. Stock Certificates; Voting and Other Rights. The certificates for shares delivered to a Director pursuant to Section 6 shall be issued in the name of the Director, and the Director shall be entitled to all rights of a stockholder with respect to Stock for all such shares issued in his or her name, including the right to vote the shares, and the Director shall receive all dividends and other distributions paid or made with respect thereto. The certificates representing the shares issued hereunder shall bear a legend indicating that such shares are subject to forfeiture and restrictions on transfer pursuant to Section 5, and the Company's transfer agent shall be given stop transfer instructions to the same effect.

                  8. General Restrictions. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Stock under the Plan prior to fulfillment of all of the following conditions:

                           i. Listing or approval for listing upon official
                  notice of issuance of such shares on the New York Stock Exchange, or such other securities exchange as may at the time be the primary market for the Stock;

                           ii. Any  registration or other  qualification of
                  such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

                           iii. Obtaining any other consent, approval or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.

                  9. Stock Available. Subject to Section 10, the maximum number of shares of Stock which may be issued pursuant to the Plan is 100,000. Shares of Stock issuable under the Plan may be taken from authorized but unissued or treasury shares of the Company or purchased in the open market.


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                  10. Change in Capital  Structure;  Change of Control.  In
the  event  that  there is any  change  in the Stock by reason of any stock
dividend,   stock  split,   combination  of  shares,  exchange  of  shares,
reclassification,   recapitalization,   merger,  consolidation,  change  of
control, spin-off or other change in capitalization of the Company, appropriate adjustment shall be made in the restrictions on transfer, legend requirements, number and kind of shares or other property subject to the Plan, and any other relevant provisions of the Plan by the Committee, whose determination shall be binding and conclusive on all persons.

                  11. Administration; Amendment. (a) The Plan shall be administered by the Nominating Committee of the Board (the "Committee"), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable. Any such action or determination shall be final and binding.

                 (b) The Board may at any time terminate, amend or modify the Plan in any respect it deems suitable without the approval of the stockholders of the Company, except to the extent that such stockholder approval is required under applicable law or the Board determines that such approval is necessary or desirable; provided, that the Board shall not amend or modify the Plan without stockholder approval to (i) increase the maximum number of shares that may be issued pursuant to the Plan or (ii) change the provisions of Section 5 hereof with respect to the pricing of the Stock in order to make it more favorable to Participants.

                  12. Miscellaneous. (a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for election by the Company's stockholders or to limit any right to remove any Director.

                  (b) The Company shall have the right to require, prior to the issuance or delivery of any shares of Stock pursuant to the Plan, that a Director make arrangements satisfactory to the Committee for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such shares, including, without limitation, by the withholding of shares that would otherwise be so issued or delivered, by withholding from any other payment due to the Director, or by a cash payment to the Company by the Director.

                  13. Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

                  14. Override. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 thereunder or any successor provision. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.